EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of October 17, 2013 (the “Effective Date”) by and between LED Lighting Company, a Delaware corporation (the “Company”) and Kevin Kearney (the “Employee”).

A.

Employee has served as the Chief Executive Officer, Chief Financial Officer, President and Secretary of the Company since May 28, 2013, and the Company desires to enter into this Agreement to retain the services of the Employee in such capacities, and the Employee desires to continue to provide services to the Company in such capacities.

B.

The Employee is willing to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.

Positions and Duties.

1.1

Title.  The Employee shall be employed by the Company as its Chief Executive Officer, Chief Financial Officer, President and the Company agrees to employ and retain the Employee in such capacity.  The Employee shall report to, and serve at the pleasure of, the Company Board of Directors (the “Board”).

1.2

Duties.  Employee shall devote a reasonable amount of time, energy, and skills to the affairs of the Company to perform the duties required and necessary for a chief executive officer of a public company at the Company’s stage in the Company’s industry.  The Company acknowledges that Employee has other business activities.

1.3

Term of Employment.  The term of Employee's employment pursuant to this Agreement shall commence on the Effective Date, and shall expire on the one year anniversary of the Effective Date, unless renewed or extended by the agreement of the parties hereto.

1.4

Hold Harmless; Employee Indemnification.  The Company shall hold harmless and indemnify for the full extent permitted under the Company articles of incorporation, bylaws and at law for any claims against the Employee arising out of events occurring prior to Employee being appointed as the Chief Executive Officer of the Company.  The Employee shall be entitled to all rights to indemnification as a Company director and officer as provided under the laws of the State of Delaware, the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, and the Company’s insurance policies.

2.

Terms of Employment.

2.1

Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)

“Accrued Compensation” shall mean any accrued Total Compensation, any benefits under any plan of the Company in which the Employee is a participant to the full extent of Employee’s rights under such plans, any accrued vacation pay, and any appropriate business expenses incurred by the Employee in connection with the performance of Employee’s duties hereunder, all to the extent unpaid on the date of termination.

(b)

“Base Compensation” shall have the meaning set forth in Section 3.1 hereof.

(c)

“Death Termination” shall mean termination of the Employee’s employment because of the death of the Employee.

(d)

“Disability Termination” means termination by the Company of the Employee’s employment by reason of the Employee’s incapacitation due to disability.  The Employee shall be deemed to be incapacitated due to disability if at the end of any month the Employee is unable to perform substantially all of his or her duties under this Agreement in the normal and regular manner due to illness, injury or mental or physical incapacity, and has been unable so to perform for either (i) three consecutive full calendar months then ending, or (ii) 90 or more of the normal working days during the 12 consecutive full calendar months then ending.  Nothing in this paragraph shall alter the Company’s obligations under applicable law, which may, in certain circumstances, result in the suspension or alteration of the foregoing time periods.

(e)

“Termination For Cause” means termination by the Company of the Employee’s employment by reason of the Employee’s (i) dishonesty or fraud, (ii) gross negligence in the performance of his or her duties hereunder, (iii) material breach of this Agreement, (iv) intentional engagement in acts seriously detrimental to the Company’s operations, (v) conviction of a felony involving moral turpitude, or (vi) failure to comply with any lawful orders or directions of the Board that are not incompatible with his position with the Company or manifestly unreasonable or unethical, provided that the Board (with the Employee agreeing he may not participate in such decision) delivers to Employee a written notification specifying in sufficient detail such order or direction and the Employee has thirty (30) days within which to comply with such order or direction (or such reasonably shorter period of time if such ordered or directed task by its nature requires completion in less than thirty (30) days)).

(f)

“Termination Other Than For Cause” means termination by the Company of the Employee’s employment for any reason other than as specified in Sections 2.1(c), (d), (e) or (h) hereof.

(g)

“Total Compensation” shall mean the Employee’s Base Compensation (as defined in Section 3.1).

(h)

“Voluntary Termination” means termination of the Employee’s employment by the voluntary action of the Employee other than by reason of a Disability Termination or a Death Termination.

2.2

Termination For Cause.  The Company shall have the right to effect a Termination For Cause as provide in Section 2.1(e). Upon Termination For Cause, the Company shall pay the Employee Accrued Compensation, if any.

2.3

Termination Other Than For Cause; Expiration.  Upon Termination Other Than For Cause before the expiration of the Employment Agreement, the Company shall pay the Employee all Accrued Compensation, if any.  Upon the expiration of the term of the Employment Agreement, the Company shall pay the Employee all Accrued Compensation, if any.

2.4

Disability Termination.  The Company shall have the right to effect a Disability Termination by giving written notice thereof to the Employee.  Upon Disability Termination, the Company shall pay the Employee all Accrued Compensation, if any.

2.5

Death Termination.  In the event of the Employee’s death during the term of this Agreement, the Employee’s employment shall be deemed to have terminated as of the last day of the month during which his or her death occurs, and the Company shall promptly pay to the Employee’s estate Accrued Compensation, if any.

2.6

Voluntary Termination.  The Employee shall have the right to effect a Voluntary Termination by giving at least 30 days advance written notice to the Company.  The Company shall have the right in such case to immediately terminate the Employee’s employment.  Following the effective date of a Voluntary Termination, the Company shall pay the Employee Accrued Compensation, if any.

2.7

Timing of Termination Payments.  Unless expressly provided otherwise, the foregoing termination payments shall be made at the usual and agreed times provided for in Section 3.1 of this Agreement.

3.

Compensation and Benefits.

3.1

Base Compensation.  Subject to the provisions of Section 2 of this Agreement, the Company shall pay the Employee a base annual compensation of $120,000 per year, payable monthly over the term of the Agreement, commencing as of October 1, 2013. Additionally, the Company and Employee agree that the amount of $30,000 of compensation is payable as of October 1, 2013 for past services provided by Employee.

3.2

Equity Compensation.  In consideration for the past services performed and for agreeing to enter into this Agreement and continue to provide services, as of the Effective Date, the Company shall issue Employee 500,000 shares of Company common stock.

3.3

Fringe Benefits.

(a)

Fringe Benefits.  The Employee shall be eligible to participate in such of the Company’s benefit plans as are now generally available or later made generally available to senior officers of the Company, including, without limitation, medical, dental, life, and disability insurance plans, if any.

(b)

Expense Reimbursement.  The Company agrees to reimburse the Employee for all reasonable, ordinary and necessary travel and entertainment expenses incurred by the Employee in conjunction with Employee’s services to the Company consistent with the Company’s standard reimbursement policies.  The Company shall pay travel costs incurred by the Employee in conjunction with his or her services to the Company consistent with the Company’s standard travel policy.

(c)

Employee Acknowledgment re Shares of Company Common Stock.  Employee acknowledges and agrees that the shares of Common Stock to be issued hereunder are characterized as “restricted securities” under the Securities Act of 1933 (as amended and together with the rules and regulations promulgated thereunder, the “Securities Act”) and that, under the Securities Act and applicable regulations thereunder, such securities may not be resold, pledged or otherwise transferred without registration under the Securities Act or an exemption therefrom.  Additionally, Employee contractually agrees he may not sell or transfer such shares until they are eligible to be transferred or sold under the Rule 144 holding period.  Employee acknowledges and agrees that () the shares of Common Stock are being issued in a transaction not involving any public offering in the United States within the meaning of the Securities Act, and the shares of Common Stock have not yet been registered under the Securities Act, () such shares of Common Stock may be offered, resold, pledged or otherwise transferred only in a transaction registered under the Securities Act, or meeting the requirements of Rule 144, or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests) and in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction, and  (iii) the shares of Common Stock shall bear a legend indicating their restricted nature.

4.

Proprietary Information.  The Employee shall as of the Effective Date or promptly thereafter execute and deliver to the Company the Company Employee Confidential Information and Inventions Agreement.

5.

Miscellaneous.

5.1

Waiver.  The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

5.2

Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three days after mailing if mailed, to the addresses of the Company and the Employee contained in the records of the Company at the time of such notice.  Any party may Change such party’s address for notices by notice duly given pursuant to this Section 5.2.

5.3

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents.

5.4

Survival of Obligations.  This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate or successor of the Company) or by the Employee without the prior written consent of the other party.

5.5

Counterparts.  This Agreement may be executed in one or more counterparts and delivered by facsimile or PDF/electronic transmission, all of which taken together shall constitute one and the same Agreement.

5.6

Withholding.  All sums payable to the Employee hereunder shall be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

5.7

Enforcement.  If any portion of this Agreement is determined to be invalid or unenforceable, such portion shall be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder shall be enforced to the maximum extent possible.

5.8

Entire Agreement; Modifications.  Except as otherwise provided herein or in the exhibits hereto, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof.  All modifications to the Agreement must be in writing and signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date set forth in the first paragraph.

LED LIGHTING COMPANY

By:

/s/ Steven J. Davis

Steven James Davis, A Professional

Corporation, legal counsel for the Company,

pursuant to the authorization of the

Company Board of Directors

EMPLOYEE

/s/ Kevin Kearney

Kevin Kearney

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